Exhibit 99.1

Spartan Motors Posts Strong First Quarter Results

Reports EPS Gain of 154% to $0.33 on Sales of $176.9 million

Adjusted EPS More Than Doubles to $0.32

Novi, Mich., May 7, 2020 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries, as well as for the recreational vehicle markets, today reported operating results for the first quarter ending March 31, 2020.

As previously announced, the Company divested its Emergency Response (ER) business effective February 1, 2020. Accordingly, the financial results of ER have been classified as discontinued operations for all periods presented. Unless otherwise noted, financial results presented are based on continuing operations.

First Quarter 2020 Highlights from Continuing Operations

For the first quarter of 2020 compared to the first quarter of 2019:

●

Sales increased $4.7 million, or 2.8%, to $176.9 million from $172.2 million. Sales increased $37.4 million, or 26.8%, excluding $32.7 million of pass-through revenues from the one-time USPS truck body order in the prior year.

●	Gross profit margin improved 850 basis points to 20.5% of sales from 12.0% of sales.

●

Income from continuing operations increased $6.9 million, or 142.9%, to $11.7 million, or $0.33 per share, from $4.8 million, or $0.13 per share. Income from continuing operations includes a $2.6 million, or $0.08 per share, income tax gain resulting from the recognition of a loss carryback relating to the divestiture of ER and available under the newly enacted CARES Act.

●

Adjusted EBITDA increased $10.0 million, or 119.4%, to $18.4 million, or 10.4% of sales, from $8.4 million, or 4.9% of sales. The prior year adjusted EBITDA as a percentage of sales was negatively impacted by approximately 110 basis points due to pass-through sales from the one-time USPS truck body order.

●	Adjusted net income increased $6.1 million, or 115.1%, to $11.4 million, or $0.32 per share, from $5.3 million, or $0.15 per share.

●

Consolidated backlog at March 31, 2020, totaled $344.7 million, up $200.1 million, or 138.4%, compared to $144.6 million at March 31, 2019, excluding the one-time, multi-year USPS truck body order of $73.1 million.

“Despite the severity of the market conditions we are currently experiencing, we are pleased with the strong start to the year, as many of the transformative initiatives we pursued last year are gaining traction,” said Daryl Adams, President and Chief Executive Officer. “With the divestiture of ER, we benefited from operating in a more focused core market within an expanded geographic footprint, as a result of our recent acquisitions in the delivery and specialty vehicle markets. Though we continued to manufacture in this challenging environment, our operations were impacted by the pandemic. Near the end of the first quarter, we took a series of aggressive actions to mitigate the Covid impact, including actions to safeguard our employees and adjust production on a plant-by-plant basis to keep up with customer demand.”

Spartan Motors, Inc.

Fleet Vehicles and Services (FVS)

FVS segment sales increased 10.6% to $135.7 million from $122.6 million due to increased volume related to walk-in-van, truck body and upfits. Sales increased 50.9%, or $45.8 million, excluding the $32.7 million of chassis pass-through revenues from the USPS order in the prior year.

Adjusted EBITDA increased $14.7 million to $21.7 million, or 16.0% of sales, from $7.0 million, or 5.7% of sales, a year ago. The increase was primarily due to sales volume, product mix, lower material and component costs and the impact of pass-through revenues from the USPS order in the prior year.

The segment backlog at March 31, 2020, totaled $302.2 million, up 161.9%, compared to $115.4 million at March 31, 2019, excluding the one-time, multi-year USPS truck body order. This increase reflects strong demand for vehicles across the segment’s entire product portfolio.

Specialty Chassis and Vehicles (SCV)

SCV segment sales decreased 20.2% to $41.3 million from $51.7 million a year ago. This was primarily due to a decrease in luxury motor coach chassis sales, partially offset by sales from Royal Truck Body (Royal) as a result of the acquisition completed in September 2019.

Adjusted EBITDA decreased $1.2 million to $3.7 million, or 9.0% of sales, from $4.9 million, or 9.6% of sales, a year ago. The decrease was primarily due to lower luxury motor coach chassis and contract manufacturing sales volume, partially offset by the Royal acquisition.

The segment backlog at March 31, 2020, totaled $42.4 million, up 45.6% compared to $29.1 million at March 31, 2019, primarily due to the Royal acquisition.

Liquidity and COVID-19 Virus Impact

Under the Cybersecurity & Infrastructure Security Agency (“CISA”) guidelines, Spartan’s products are considered essential and that allowed us to produce and finish vehicles to customers and dealers. These vehicles are used in critical applications, including shipping and delivery services, infrastructure maintenance and federal, state and local governments.

Spartan’s access to capital remains strong, with $75 million of borrowing availability and $41 million of cash on hand at March 31, 2020. Additionally, the Company has taken proactive measures to further fortify its balance sheet and ensure its liquidity is adequate as it manages through the pandemic, including:

●

Implementing broad changes in work practices to ensure the health and safety of employees, including additional personal protective equipment (PPE), increased the frequency of cleaning and hygiene procedures and remote work where possible

●	Adding cash to the balance sheet above normal operating levels by using existing credit lines

●	Eliminating non-critical capital spending and discretionary operating expenses

●	Deferring employer payroll tax payments under provisions of the CARES Act

●	Implementing temporary furloughs for both salary and hourly employees in select plant locations

●	Provisionally freezing hiring and deferring wage increases

●	Temporarily reducing executive and board compensation

“We are confident we have taken the measures necessary to help ensure the safety and well-being of our employees, while also implementing actions to help mitigate the financial impact of the pandemic,” continued Adams. “We are currently manufacturing in approximately 80% of our facilities at full or modified production levels, and believe we have ample liquidity to fund our operations as we navigate through this crisis.”

Withdrawing Full Year 2020 Guidance

Despite the strong start to the year and the ongoing market demand for our products, the magnitude and duration of the COVID impact remain uncertain. The Company currently anticipates returning to normal production levels by the end of May and has the backlog position to deliver solid growth for the balance of the year, excluding USPS chassis pass-through sales. However, production at any of our facilities may be further impacted by chassis and component availability, as well as possible future government, market or Company response related to the pandemic. For these reasons, Spartan is withdrawing full year 2020 financial guidance and plans to provide an updated outlook once we have greater clarity regarding the implications of COVID-19 on our business.

“Our strong first quarter results are a major indicator that our business transformation efforts and strategy are working. As we weather this storm, we are being deliberate about making the production adjustments needed to operate the business safely and efficiently in the short-term, and I’d like to thank the team for their continued flexibility and cooperation in our joint response. We believe the disruption to our business is only temporary. Despite the current headwinds, our strong backlog position and increasing demand provide us with an added measure of confidence over the long-term,” concluded Adams.

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. EDT today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com/investor-relations/webcasts

Conference Call: 1-866-652-5200 (domestic) or 412-317-6060 (international); passcode: 10142666

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is a North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last-mile delivery, specialty service and vocation-specific upfit markets), as well as for recreational vehicle markets. The Company is organized into two core business segments: Spartan Fleet Vehicles and Services and Spartan Specialty Chassis and Vehicles. Today, its family of brands also include Utilimaster, Royal Truck Body, Strobes-R-Us, Spartan Chassis, Spartan Authorized Parts, Spartan Authorized Service Centers, and Spartan Factory Service Centers. Spartan Motors and its go-to-market brands are well known in their respective industries for quality, durability, aftermarket product support and first-to-market innovation. The Company employs approximately 2,700 associates, and operates facilities in Michigan, Indiana, Pennsylvania, South Carolina, Florida, Missouri, California, Arizona, Texas, and Saltillo, Mexico. Spartan reported sales from continuing operations of $757 million in 2019. Learn more about Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. Furthermore, statements contained in this document relating to the recent global outbreak of the novel coronavirus disease (COVID-19), the impact of which remains inherently uncertain on our financial results, are forward-looking statements. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include future developments relating to the COVID-19 pandemic, including governmental responses, supply chain shortages, and potential labor issues; operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Juris Pagrabs Group Treasurer & Director of Investor Relations Spartan Motors, Inc. (517) 997-3862

Spartan Motors, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except par value)
(Unaudited)
	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$40,903	$19,349
Accounts receivable, less allowance of $181 and $228	70,836	58,874
Contract assets	14,645	10,898
Inventories, net	59,289	59,456
Other receivables - chassis pool agreements	8,832	8,162
Other current assets	9,503	5,344
Current assets held for sale	-	90,725
Total current assets	204,008	252,808

Property, plant and equipment, net	40,524	40,074
Right of use assets – operating leases	30,664	32,147
Goodwill	43,632	43,632
Intangible assets, net	53,359	54,061
Other assets	2,237	2,295
Net deferred tax asset	14,124	25,520
TOTAL ASSETS	$388,548	$450,537
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$63,480	$54,713
Accrued warranty	5,155	5,694
Accrued compensation and related taxes	9,704	15,841
Deposits from customers	1,091	2,640
Operating lease liability	5,634	5,162
Other current liabilities and accrued expenses	8,652	15,967
Short-term debt - chassis pool agreements	8,832	8,162
Current portion of long-term debt	220	177
Current liabilities held for sale	-	49,601
Total current liabilities	102,768	157,957

Other non-current liabilities	3,811	4,922
Long-term operating lease liability	25,510	27,241
Long-term debt, less current portion	74,646	88,670
Total liabilities	206,735	278,790
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,475 and 35,343 outstanding	354	353
Additional paid in capital	87,335	85,148
Retained earnings	94,575	86,764
Total Spartan Motors, Inc. shareholders' equity	182,264	172,265
Non-controlling interest	(451)	(518)
Total shareholders' equity	181,813	171,747
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$388,548	$450,537

Spartan Motors, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Sales	$176,948	$172,206
Cost of products sold	140,647	151,486
Gross profit	36,301	20,720

Operating expenses:
Research and development	1,541	1,226
Selling, general and administrative	21,400	13,541
Total operating expenses	22,941	14,767

Operating income	13,360	5,953

Other income (expense):
Interest expense	(731)	(374)
Interest and other (expense) income	(510)	332
Total other expense	(1,241)	(42)
Income from continuing operations before income taxes	12,119	5,911

Income tax expenses	377	1,076

Income from continuing operations	11,742	4,835

Loss from discontinued operations, net of income taxes	(3,864)	(3,298)
Net income	7,878	1,537
Less: Net income attributable to non-controlling interest	67	140

Net income attributable to Spartan Motors, Inc.	$7,811	$1,397

Basic earnings (loss) per share
Continuing operations	$0.33	$0.13
Discontinued operations	$(0.11)	$(0.09)
Basic earnings per share	$0.22	$0.04
Diluted earnings (loss) per share
Continuing operations	$0.33	$0.13
Discontinued operations	$(0.11)	$(0.09)
Diluted earnings per share	$0.22	$0.04

Basic weighted average common shares outstanding	35,401	35,265

Diluted weighted average common shares outstanding	35,664	35,265

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended March 31, 2020 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$123,973	$-	$-	$123,973
Motorhome chassis sales	-	22,602	-	22,602
Other specialty chassis and vehicles	-	16,786	-	16,786
Aftermarket parts and assemblies	11,715	1,872	-	13,587
Total Sales	$135,688	$41,260	$-	$176,948

Adjusted EBITDA	$21,736	$3,721	$(7,081)	$18,376

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended March 31, 2019 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$96,319	$2,128	$(2,128)	$96,319
Motorhome chassis sales	-	40,286	-	40,286
Other specialty chassis and vehicles	-	6,858	-	6,858
Aftermarket parts and assemblies	26,330	2,413	-	28,743
Total Sales	$122,649	$51,685	$(2,128)	$172,206

Adjusted EBITDA	$6,975	$4,948	$(3,547)	$8,376

Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Fleet Vehicles and Services*	$302,236	$305,876	$223,753	$272,399	$188,528
Motorhome Chassis	30,641	20,097	26,719	31,852	28,470
Other Vehicles	11,580	10,062	11,769	-	-
Aftermarket Parts and Accessories	198	575	1,459	565	667
Total Specialty Chassis & Vehicles*	42,419	30,734	39,947	32,417	29,137

Total Backlog	$344,655	$336,610	$263,700	$304,816	$217,665

* Anticipated time to fill backlog orders at March 31, 2020; five - seven months for Fleet Vehicles and Services; less than three months for Specialty Chassis and Vehicles.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP financial measure. This non-GAAP measure is calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. We define adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation and amortization, as adjusted to eliminate the impact of restructuring charges, acquisition related expenses and adjustments, non-cash stock-based compensation expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA for all prior periods presented have been recast to conform to the current presentation.

We present the non-GAAP measure adjusted EBITDA because we consider it to be an important supplemental measure of our performance. The presentation of adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer-term operating trends. We believe this measure to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting this non-GAAP measure is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of this non-GAAP measure, when considered together with the corresponding GAAP financial measures and the reconciliations to that measure, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of this disclosure.

Our management uses adjusted EBITDA to evaluate the performance of and allocate resources to our segments. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining annual and long-term incentive compensation for our management team.

Financial Summary
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
Spartan Motors, Inc.	2020	% of sales	2019	% of sales
Income from continuing operations	$11,742	6.6%	$4,835	2.8%
Net (income) loss attributable to non-controlling interest	(67)		(140)
Add (subtract):
Restructuring and other related charges	992		27
Acquisition related expenses and adjustments	93		45
Non-cash stock-based compensation expense	1,991		847
Favorable tax rate in income taxes receivable	(2,577)		(99)
Tax effect of adjustments	(748)		(221)
Adjusted net income	$11,426	6.5%	$5,294	3.1%

Income from continuing operations	$11,742	6.6%	$4,835	2.8%
Net (income) loss attributable to non-controlling interest	(67)		(140)
Add (subtract):
Depreciation and amortization	2,517		1,312
Taxes on income	377		1,076
Interest expense	731		374
EBITDA	$15,300	8.6%	$7,457	4.3%
Add (subtract):
Restructuring and other related charges	992		27
Acquisition related expenses and adjustments	93		45
Non-cash stock-based compensation expense	1,991		847
Adjusted EBITDA	$18,376	10.4%	$8,376	4.9%

Diluted net earnings per share	$0.33		$0.13
Add (subtract):
Restructuring and other related charges	0.03		-
Acquisition related expenses and adjustments	-		-
Non-cash stock-based compensation expense	0.06		0.02
Favorable tax rate in income taxes receivable	(0.08)		-
Tax effect of adjustments	(0.02)		-
Adjusted diluted net earnings per share	$0.32		$0.15